                                                                    Exhibit (C)4

                PREFERRED SEED SUPPORT AGREEMENT

THIS AGREEMENT, effective this 6th day of August, 1997, is made between Pioneer Hi-Bred International, Inc. ("Pioneer") and Optimum Quality Grains, L.L.C., a Delaware limited liability company (hereinafter referred to as the "Venture") owned equally by Pioneer and E.I. du Pont de Nemours and Company ("DuPont").

                      W I T N E S S E T H:

WHEREAS, Pioneer and DuPont have entered into various documents relating to the Venture dated the 6th day of August, 1997, (in the aggregate "Venture Agreements") pursuant to which, among other things, DuPont and Pioneer will be establishing and funding the Venture for the development and sale of Quality Trait Seed as defined herein;

WHEREAS, the Venture and Pioneer (the "Parties") contemplate that the technology or germplasm necessary to develop the Quality Trait Seed will be sub-licensed by the Venture to Pioneer for combination with Pioneer's crop lines and germplasm for the purpose of developing Quality Trait Seed for sale by Pioneer on behalf and in support of the Venture;

WHEREAS, the Parties contemplate that after the combination of the Venture's Quality Traits with selected crop lines and germplasm owned or licensed by Pioneer or the Venture, the resulting Quality Trait Seed will be sold by Pioneer to Seed Customers and/or Venture Customers with certain royalties and premiums being remitted to the Venture;

WHEREAS, the Parties contemplate that the Quality Trait Seed marketed by Pioneer to support the business of the Venture shall in certain instances be sold or licensed to contract producers for production of Quality Trait Grain and that Pioneer will implement some portion of such grain production on behalf of and in support of the Venture;

WHEREAS, Pioneer is the owner of certain Quality Trait Seed and that Pioneer will sell such seed to Seed Customers for the Venture consistent with the marketing plan set by the Venture, with certain royalties, premiums and commissions being remitted to the Venture; and

WHEREAS, It is further contemplated that the Venture will provide market assistance to Pioneer for the sale of Quality Trait Seed.

NOW, THEREFORE, Pioneer and the Venture (collectively the
"Parties") desire that this document set forth that Preferred
Seed  Supply Agreement.

ARTICLE 1 - DEFINITIONS
-----------------------
As used herein, the following terms shall have the following meanings:

A. "Proprietary Property" - all patents, trade secrets, germplasm, parent lines, hybrids, pedigree or breeding information, breeding processes and procedures and related information, written or oral, that is the subject of this Agreement;

B. "Quality Traits" - shall mean characteristics which result in modifications of the plant, grain composition or its attributes that have a value to end-users of grain, grain products or plant materials and which command value in the market and such value is capable of being captured;

C. "Venture Products" - all, grain, grain products or plant material developed by or for the Venture that have as a component a Quality Trait;

D. "Quality Trait Seed" - shall mean seed products developed by or on behalf of the Venture which contain a Quality
     Trait;

E. "Combined Quality Trait Seed" - a Quality Trait Seed developed by Pioneer from Proprietary Property licensed by the Venture to Pioneer;

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                                                                             2

F. "Pioneer Quality Trait Seed" - a Quality Trait Seed owned and developed solely by Pioneer based solely on unique characteristics of the germplasm that result in a Quality
     Trait;

G.   "Research Alliance" - the relationship between Pioneer and
     DuPont as set forth in a Research Alliance Agreement executed by Pioneer and DuPont;

H.   "Seed Customer" - users of Quality Trait Seed; and

I.   "Venture Customers" - users of Venture Products.

ARTICLE 2 - INTENTION OF THE PARTIES
------------------------------------
The Parties agree that the purpose of this Agreement is to generally set forth the intent and framework upon which the Venture and Pioneer shall base their commercial relationship. It is acknowledged that this relationship is unique and given the complexity and uncertainty of how the business opportunity may develop in the future the Parties agree to use their best cooperative efforts to resolve disputes and issues consistent with the general principles set forth herein.

ARTICLE 3 - PREFERRED SUPPLIER
------------------------------
A. The Parties agree that the Venture shall be entitled to the benefit of a reliable supply of Quality Trait Seed to the marketplace to be developed and sold by Pioneer to market segments or Venture Customers identified by the Venture, as well as those Seed Customers identified by Pioneer as aligned with the Venture marketing plan. Pioneer will be the Venture's preferred worldwide provider and the preferred marketer of all of such Quality Trait Seed.

B. The Parties acknowledge that in certain circumstances it will be appropriate that there are exceptions to the status of Pioneer as the preferred seed supplier to the Venture. Pioneer recognizes that there are currently third-party seed companies that supply Quality Trait Seed to the market on behalf of the Venture. The need for additional exceptions may arise from time to time in the future including when Pioneer does not have the capacity to meet the demand of the Venture for any particular line of Quality Trait Seed or when the Venture is unable to provide the necessary freedom to operate to Pioneer for the purpose of developing or selling Quality Trait Seed. Any such decision to add additional seed companies to those supporting the Venture shall be made by the Venture respecting the intent for a preferred seed supply status for Pioneer.

C. Pioneer shall retain all revenues from the sale of Quality Trait Seed sold by Pioneer exclusive of premiums, royalties or commissions paid to the Venture as set forth in Article 9. The term "sale" as used herein with respect to the disposition of seed shall mean that such disposition is made in accordance with the Venture's licensing program incorporating Pioneer's licensing program for its seed.

ARTICLE 4 - QUALITY TRAIT SEED PRODUCT DEVELOPMENT
--------------------------------------------------
A. The Venture and Pioneer agree to cooperate to enhance Pioneer's understanding of the needs of the Venture to successfully implement the Venture's business plan including identification and specific description of anticipated Venture Products, Venture Product advancement and life cycle management strategies and in forecasting demand for such Venture Products. This cooperation is further intended to assist in the identification of quality traits, enabling technologies and related freedom to operate issues such that the collaborative efforts of Pioneer and DuPont through their Research Alliance can support the business of the Venture and support Pioneer in its capacity as the developer of Quality Trait Seed on behalf of the Venture. The Parties acknowledge that the development of Quality Trait Seed will require the highest levels of cooperation and communication between the Venture and Pioneer and between Pioneer, DuPont and the Venture through the activities of the Research Alliance that support the Venture.

B. The Venture shall license to Pioneer on a perpetual basis the necessary Venture Proprietary Property for combination with

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                                                                             3

Pioneer Proprietary Property for development of Quality Trait Seed to be sold by Pioneer on behalf of the Venture. ("Combined Quality Trait Seed"). Pioneer may also develop Quality Trait Seed without use of Venture Proprietary Property ("Pioneer Quality Trait Seed"), which will be marketed by the Venture and sold by Pioneer to Seed Customers. The term "perpetual" as used herein shall mean that the Pioneer licenses from the Venture shall not terminate; however, any consideration for such licenses shall not be payable beyond the legal limit for such payments under the laws of the United States or the European Community.

ARTICLE 5 - SUPPLY OF QUALITY TRAIT SEED
----------------------------------------
A. All sales, licensing, or use of Quality Trait Seed to or by Seed Customers shall be made consistent with the Venture marketing plan for Venture Products.

B. All Quality Trait Seed developed by Pioneer as discussed above shall be distributed by Pioneer to Seed Customers and to support the business of the Venture, as more fully set forth below.

C. The Parties shall agree upon the mechanics of providing a long-term Venture Product forecast from the Venture and shall utilize such forecast in developing a Quality Trait Seed supply plan to develop estimates for the purpose of allowing Pioneer to determine and produce the appropriate amount of seed it needs to plant for both parent seed and hybrid seed production (or varietal production in the case of certain oilseeds) in order to have available the Quality Trait Seed necessary to meet the demand in the commercial planting season that follows two years after the Estimate Year ("the Commercial Planting Year"). The Venture will participate and follow normal practice and timelines used within Pioneer for seed supply and demand planning.

D. Prior to each Commercial Planting Year during the term of this Agreement, Pioneer shall use its best efforts to have available for delivery in a timely fashion to its Seed Customers or contract growers of the Venture the Quality Trait Seed in sufficient supply to meet the estimates discussed in Paragraph C. All of such Quality Trait Seed shall comply with written warranties for such products as established by the Venture with regard to their Quality Traits and shall meet the customary warranties of seed products sold by Pioneer.

E. If Pioneer's supply of Quality Trait Seed is significantly greater than the demand for such seed, including management of the inventory on a carry-over basis to the next sales season, then the Parties shall agree upon an equitable method of risk sharing for the costs of production of the oversupply.

F. The base price of such Quality Trait Seed sold by Pioneer shall be determined by Pioneer based upon its reasonable and customary pricing practices. Quality Trait premiums, royalties, or license fees shall be established by the Venture. The commissions for Venture activities supporting seed sales of Pioneer shall be established by mutual agreement of the Parties. Each of these are more fully set forth in Article 9 below.

G. Pioneer and the Venture shall cooperate with each other in making decisions as to which pollinators, sterile females, hybrids, or varieties are appropriate for delivery of the Quality Traits to support the business of the Venture; however, Pioneer shall have the final decision regarding the selection of the appropriate pollinator, sterile females, hybrids, or variety for development, production and sale after combination with the necessary Venture Proprietary Property to produce the desired Quality Trait Seed. Pioneer has a good faith obligation to not limit market access for the Venture as a result of these decisions.

ARTICLE 6 - FUTURE PRODUCTS
---------------------------
In the event that the Venture continues to develop various varieties of Quality Trait Grains or other related product, whether for food, feed or industrial markets, this Agreement shall extend to each and every one of those products.

ARTICLE 7 - CONFIDENTIALITY
---------------------------
A.   The Parties shall consider all written information furnished

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                                                                             4

by each other as confidential to be confidential and shall not disclose any such information to any person, or use such information itself for any purpose other than those specified in this Agreement, unless the receiving parties obtain prior written permission from the disclosing party to do so. No party shall advertise, publish, or disclose the nature of the relationship described in this Agreement to any third parties who do not have a need to know, because of their relationships with Pioneer, DuPont or the Venture, the fact that the parties have contracted for the provision of services hereunder nor shall information relating to this Agreement be disclosed without the other party's prior written permission.

B. The above obligations of confidentiality and non-use shall not apply to:

     (i) information which at the time of disclosure can be demonstrated to be previously known to the receiving parties; or

     (ii) information which at the time of disclosure has been published which shall mean that the public in at least one country has had an opportunity to become aware of it (whether or not the public is free to make use of it); or which after disclosure is published, unless the publication of that information is a result of any breach of the obligation of confidentiality contained herein, except that a compilation of information in a form not itself published but comprising items of information each separately published shall not be excluded from the obligations as to confidentiality contained herein;

     (iii) information obtained by the recipient from a third party legitimately in possession of it and having a right to disclose it; or

     (iv)   disclosures required pursuant to law.

C. The parties may from time to time enter into separate confidentiality agreements for sharing information which they deem sensitive.

D.   The obligations set forth in this ARTICLE 7 -
CONFIDENTIALITY shall survive and be binding upon the parties for two (2) years from the termination of this Agreement as set forth herein.

ARTICLE 8 - OWNERSHIP OF AND ACCESS TO INTELLECTUAL PROPERTY
------------------------------------------------------------
A. The Parties acknowledge that the Venture shall be the owner or assignee of certain Quality Trait technology owned by Pioneer and DuPont prior to execution of this Agreement and as provided in the Venture Agreements, and the Venture shall be the exclusive licensee of all Quality Trait technology developed through the Research Alliance evidenced by the agreement between Pioneer and DuPont executed prior to this Agreement, whether developed through Collaborative Efforts or Independent Efforts, as those terms are defined in the Research Alliance Agreement. It is the intention of the Parties that all Proprietary Property owned or licensed by the Venture shall be licensed preferably to Pioneer for development and production by Pioneer of Quality Trait Seed for sale on behalf of the Venture as contemplated herein; however, the parties recognize that in the certain circumstances that the Venture may utilize additional third party seed companies for supplying Quality Trait Seed to Seed Customers and to the marketplace. Accordingly, in such circumstances, the Venture shall grant non-exclusive licenses to certain of the Venture Proprietary Property to third party seed companies for production of Quality Trait Seed for sale on behalf of the Venture on terms no more favorable than those for the similar licenses to Pioneer.

B. Pioneer shall, as it relates to fulfilling its commitments hereunder, bear the cost of maintaining and obtaining Pioneer Proprietary Rights and its associated freedom to operate anywhere in the world where protection is feasible and desirable by the Venture Board. In the event that Pioneer should develop any pollinator, hybrid, or variety that contains Venture Proprietary Property and that Pioneer and the Venture agree it is in the best interest of Pioneer or the Venture to seek patent or plant

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                                                                             5

variety protection on such pollinator, hybrid or variety, then
Pioneer shall have the responsibility and the cost of filing, prosecution and enforcement of any such patent or plant variety protection.

C. The Venture shall bear the costs of maintaining and obtaining all Venture Proprietary Property and associated enabling technology necessary for Pioneer to develop Quality
Trait Seed, including securing the appropriate freedom to operate anywhere in the world as it may be necessary to facilitate the purpose of the Venture.

D. Each Party shall cooperate in requiring its employees and agents to cooperate in the execution of any documents necessary to facilitate compliance with the provisions of this Agreement.

ARTICLE 9 - REVENUE SHARING
---------------------------
A. The Parties agree that the following principles shall guide the sources of revenue capture by the Venture:

     i. Premiums or royalties captured in Quality Trait Seed in addition to basic seed value.

     ii. Premiums or royalties paid to the Venture for the sale of Venture Products.

     iii. Value captured from sales of Venture Products.

     iv. Commissions for marketing assistance provided by the Venture in support of certain Pioneer seed sales.

B. Additionally, Pioneer may serve as a collection point for the revenue streams through a license granted to the purchaser or contract producer of the Quality Trait Seed, as appropriate, and pass on the royalty, premium or commission to the Venture as described in the examples below:

     i. The Parties agree that the Pioneer licenses under the Venture Proprietary Property for development of Combined Quality Trait Seed to be sold on behalf of the Venture shall bear a royalty determined by the Parties, which royalty in each case shall be at fair market value giving consideration to the value that can be captured by the farmer/purchaser of the Quality Trait Seed or the value to the end-user customer of the Venture.

     ii. The Parties agree that Pioneer shall pay to the Venture a Quality Trait premium on all Quality Trait Seed sold by Pioneer. The Quality Trait premium shall be determined by the Venture giving consideration to the value that can be captured by the farmer/purchaser of the Pioneer Quality Trait Seed or the value of the Quality Trait to the end-users of the Venture.

     iii. The Parties agree that all royalties or Quality Trait premiums payable by Pioneer to the Venture shall be reconsidered and adjusted based on market conditions.

     iv. It is acknowledged by the Parties that the Venture, at its discretion, may assist Pioneer in the marketing of seed that is not Quality Trait Seed. In such case the Venture shall be paid a commission commensurate with the volume of seed that is sold by Pioneer as the result of such assistance and in the amount that the Parties shall agree upon prior to such marketing assistance, being provided by the Venture.

     v. The parties agree that if the ability to capture value for a Quality Trait Seed diminishes or disappears at the farmer level and Pioneer desires to continue to sell such seed, then Pioneer shall pay the Venture a royalty for use of the Venture Proprietary Property that is contained in such seed.

C. Pioneer may collect such license fee, royalty or Quality Trait premium from the farmer or contract producer through a license agreement to be executed by the farmer or contract producer. The Parties shall mutually develop and agree upon the terms and the form of any such license.

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                                                                             6

ARTICLE 10 - QUALITY TRAIT GRAIN PRODUCTION
-------------------------------------------
The parties acknowledge that a primary business of the Venture is the supply of Venture Products to end-users. To assist in supply of those Venture Products, Pioneer agrees to make its worldwide crop production resources available for assisting the Venture with the management of contracting with growers to produce Venture Products from Quality Trait Seed. The Parties shall share expertise, databases and know-how to assist in the management of the contract growers.

ARTICLE 11 - REGULATORY RESPONSIBILITIES
----------------------------------------
The Parties acknowledge that the Venture Products will be subject to different regulatory requirements in different countries. Pioneer shall bear all responsibility and cost for seeking, maintaining and enforcing regulatory approval for selling the Quality Trait Seed. The Venture shall bear all responsibility and cost for seeking, maintaining and enforcing all regulatory approvals necessary for selling the Venture Products. The Venture shall be responsible for the expenses associated with obtaining necessary approvals and non-objections for the sale of transgenic products.

ARTICLE 12 - DISPUTE RESOLUTION
-------------------------------
Any dispute involving the application or interpretation of this Agreement shall be arbitrated in accordance with the rules of the American Arbitration Association in the City of Des Moines, Iowa, which arbitration shall be final and binding upon the Parties.

ARTICLE 13 - MODIFICATIONS
--------------------------
The parties may agree to modifications to this Agreement. Any such modifications are enforceable only if agreed to in writing by both parties, except as set forth below.

ARTICLE 14 - INDEMNIFICATION
----------------------------
Pioneer shall indemnify and hold harmless the Venture pursuant to the terms of that separate agreement entered into between Pioneer and DuPont on even date herewith, and Pioneer and the Venture, by cross-reference of said separate agreement, incorporate it herein.

ARTICLE 15 - NO WAIVER OF RIGHTS
--------------------------------
The failure of any party hereto at any time to enforce any of the terms, provisions or conditions of this Agreement shall not be construed as a waiver of the same or of the right of any party to enforce the same on any subsequent occasion.

ARTICLE 16 - NOTICES
--------------------
Any notice required or permitted to be given to any party for all of the purposes hereof shall be mailed by registered mail, return receipt requested, or hand delivered, addressed as follows:

To DuPont:       E.I. du Pont de Nemours and Company
                 DuPont Legal
                 1007 Market Street
                 Wilmington, Delaware 19898
                 ATTENTION:  General Counsel
                 Telephone No.:  302-773-0177
                 Facsimile No.:  302-773-4679

To Pioneer:      Pioneer Hi-Bred International, Inc.
                 700 Capital Square
                 400 Locust Street
                 Des Moines, IA 50309
                 ATTENTION:  General Counsel
                 Telephone No.:  515-248-4800
                 Facsimile No.:  515-248-4844

To the Venture:  Optimum Quality Grains
                 10700 Justin Drive
                 Urbandale, IA 50322

or to such other address or addresses as any of the parties shall designate by notice given as herein required. Notices shall be effective upon receipt by the party to whom they are addressed.

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ARTICLE 17 - TERM AND TERMINATION
---------------------------------
A. Unless terminated pursuant to this provision, this Agreement shall automatically renew from year to year so long as the Venture is in existence.

B. Either party may terminate this Agreement for breach as the term is defined herein. For purposes of this Agreement, "breach" shall be defined to occur only if either party willfully fails to substantially comply with any material term of this Agreement (including any arbitration decision) after written notice from the non-breaching party and after one hundred eighty days (180) opportunity to remedy such breach. In case of any dispute over payments, the tender of such payments into an escrow with an independent third party subject to legal resolution of a dispute shall not constitute a breach.

C. The Parties agree that this is not a guaranteed production contract and that due to the many risks and uncertainties in seed production, in addition to the provisions of Article 20, Force Majeure, failure of Pioneer to fulfill the demand for Quality Trait Seed for reasons beyond Pioneer's reasonable control shall not result in a breach of Pioneer's obligations under this Agreement.

D. Should either Pioneer or DuPont terminate this Agreement, their rights and obligations shall be governed by Article IX of the Formation Agreement entered into between them on even date herewith and any subsequent modifications thereto.

ARTICLE 18 - COMPLIANCE WITH LAWS
---------------------------------
A. Each party shall be responsible for complying with all applicable laws, regulations, court decrees, ordinances and other rules of the United States and of each state, territory, municipality or other political subdivision having or exercising jurisdiction in connection with the subject matter of this Agreement.

B. If any party discovers any variance between any law and any action of a party hereto, it shall inform the other party of such variance promptly in writing. Each party shall indemnify and hold the other party harmless from any liability or penalty levied on that party for non-compliance with law by that party, third parties or any division of government.

C. This Agreement shall be governed by the laws of the State of Iowa.

ARTICLE 19 - SUBCONTRACTING AND ASSIGNMENT
------------------------------------------
No party shall assign this Agreement or any license granted hereunder to any other party without the prior written consent of the other parties, which consent shall not be unreasonably withheld. However, any party may assign this Agreement to a subsidiary company, provided, however, that such party shall remain liable for the performance of its obligations under this Agreement by such parent or subsidiary.

ARTICLE 20 - FORCE MAJEURE
--------------------------
No Party shall be liable to the other Party for loss or damage resulting from any delay or failure to perform its contractual obligations within the time specified due to acts of God, war, acts of the public enemy, riot, civil commotion, sabotage, federal, state or municipal action or regulation (including delays, failure or refusal by any regulatory or other agency to act on or grant permits, licenses or rate increases), strikes or other labor troubles (not related to Pioneer employees), fires, flood, drought or other adverse environmental conditions, or any other causes, contingencies or circumstances within or without of the United States not subject to either party's control, which prevent or hinder performance hereunder.

ARTICLE 21 - INVALID PROVISIONS
-------------------------------
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable; this Agreement shall be construed and enforced as if

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                                                                             8

such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provisions or by its severance from this Agreement.

ARTICLE 22- COMPLETE AGREEMENT
------------------------------
This Agreement along with the L.L.C. Agreement, the Formation Agreement, the Research Alliance Agreement and any Ancillary Agreements constitutes the entire Agreement among the parties and supersedes and merges all prior agreements with respect to the subject matter discussed herein and any warranty, representation, promise or condition in connection therewith not expressly incorporated herein shall not be binding upon any party. No modification, extension or waiver of this Agreement or any of its provisions shall be binding unless in writing signed by a duly authorized representative of each of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Pioneer HI-BRED INTERNATIONAL,     Optimum Quality Grains, L.L.C.
INC. (Pioneer)



By:  /s/ Charles S. Johnson        By: /s/ William F. Kirk
   ---------------------------        ---------------------------

Name:                              Name:
     -------------------------          -------------------------

Title:                             Title:
      ------------------------           ------------------------